Exhibit 10.1

Cardinal Health 7000 Cardinal Place Dublin, OH 43017 614-757-5000 main www.cardinal.com

November 2, 2007

Mark Parrish

7000 Cardinal Place

Dublin, Ohio 43017

Dear Mark:

In accordance with our discussions, this letter will serve to specify the terms of your separation from Cardinal Health, Inc. (the “Company”) under your offer letter dated November 8, 2006 (“Offer Letter”). All terms and conditions of the Offer Letter remain in force and are supplemented by the terms of this letter. In addition, you acknowledge that you are bound by the Confidentiality and Business Protection Agreement effective as of November 8, 2006, and that the same remains in full force and effect and survives the termination of your employment with the Company.

1.	You will cease to be an officer of Cardinal Health, Inc. and any of its affiliates on November 5, 2007. You agree to provide a letter of resignation to this effect. Your separation as an employee of Cardinal Health, Inc. will be effective November 30, 2007 (“Date of Termination”). This date will be your last day of active full-time employment. By signing below, you acknowledge your resignation from all positions with the Company and its affiliates effective on the Date of Termination.

2.	The termination of your employment will qualify as a Payment Termination as set forth in Paragraph 8 of the Offer Letter, entitling you to the severance benefits set forth therein. The first seven (7) months of severance payments shall be payable as soon as administratively practicable after June 1, 2008, with interest to the date of payment at the Prime Rate as published in the Wall Street Journal on the Date of Termination, as described in the Offer Letter. The date of payment for the first seven (7) months of severance is expected to be June 13, 2008, with subsequent installments payable on the first regular payroll date of each month thereafter.

3.	In accordance with the provisions of the Offer Letter, your termination will be considered to qualify as a “retirement” under the terms of your outstanding equity awards. A schedule is attached to this letter setting forth the portion of such equity awards that will vest as a result of your termination and specifying the date of expiration of your outstanding options.

4.	In addition to the severance payments described above, you will be paid for any unused accrued PTO as of the Date of Termination.

5.	The Company will also subsidize the continued coverage of you and any family members covered at the Date of Termination under the health and medical benefit plan of the Company (including prescription drug, dental and vision coverage, as applicable) for the one year period of your severance payments at the same level of employer contribution applicable to similarly situated active employees of the Company during the severance period. This subsidy will be taxable as additional income to you during the severance period. In addition, it is agreed that your continued health and medical coverage is provided in accordance with Internal Revenue Code Section 4980B, commonly referred to as “COBRA coverage,” with your COBRA coverage commencing on December 1, 2007.

6.	Under the terms of the FY 2006 – FY 2008 Long-Term Incentive Cash Program, you will not be eligible for the payment of an award. In addition, you will not be eligible for a payment under the Amended and Restated Management Incentive Plan for FY 2008 or under the Long-Term Incentive Cash Program for FY 2008 – FY 2010.

7.	The Company will provide you with reasonable outplacement services for a period of time not exceeding one year from the Date of Termination.

8.	In consideration of the additional benefits provided hereunder, including but not limited to the subsidy for your COBRA coverage and outplacement services, you agree to execute, simultaneously herewith, a release in the form attached as Exhibit “A”.

9.	Finally, you will have the opportunity to review in advance the internal and external announcements regarding your separation from the Company, which are expected to occur on November 5, 2007.

Mark, please indicate your agreement by signing below.

Sincerely,

/s/ R. Kerry Clark
R. Kerry Clark President & Chief Executive Officer

Enclosures

Agreed to and accepted:

/s/ Mark W. Parrish	Nov. 4, 2007
Mark Parrish	Date

Schedule to Separation Agreement dated Oct 31, 2007

Mark Parish

Outstanding Equity Summary

Date of Termination: 11/30/2007

Grant Date	Original Grant Expiration Date	Grant Type	# Granted	Price	# Outstanding	# of Vested Outstanding (vested prior to acceleration)	# Vested Due to Acceleration at DOT	Total Vested at DOT	Previously Exercised or Lapsed	# Cancelled	Exercisable Date	Notes
03/01/99	03/01/09	Non-Qualified	14,898	$47.33	13,243	13,243	0	13,243	1,655	0	11/30/07 to 03/01/09	Partial exercise on 05/09/06
11/15/99	11/15/09	Non-Qualified	28,877	$31.17	28,877	28,877	0	28,877	0	0	11/30/07 to 11/15/09
11/20/00	11/20/10	Non-Qualified	21,620	$66.08	21,620	21,620	0	21,620	0	0	11/30/07 to 11/20/10
07/02/01	07/02/11	Non-Qualified	6,500	$68.75	6,500	6,500	0	6,500	0	0	11/30/07 to 07/02/11
11/19/01	11/19/11	Non-Qualified	26,725	$68.10	26,725	26,725	0	26,725	0	0	11/30/07 to 11/19/11
11/18/02	11/18/12	Non-Qualified	32,401	$67.90	32,401	32,401	0	32,401	0	0	11/30/07 to 11/18/12
01/08/03	01/08/13	Non-Qualified	16,000	$62.48	16,000	16,000	0	16,000	0	0	11/30/07 to 01/08/13
11/17/03	11/17/13	Non-Qualified	44,477	$61.38	44,477	44,477	0	44,477	0	0	11/30/07 to 11/17/13
11/17/03	11/17/13	Non-Qualified	5,000	$61.38	5,000	5,000	0	5,000	0	0	11/30/07 to 11/17/13
08/23/04	08/23/14	Non-Qualified	85,000	$44.15	85,000	85,000	0	85,000	0	0	11/30/07 to 08/23/14
09/02/05	09/02/12	Non-Qualified	52,076	$58.88	52,076	26,038	17,027	43,065	0	9,011	11/30/07 to 09/02/12
09/02/05	09/02/12	Restricted	7,439	$0.00	4,839	2,359	1,853	4,212	2,600	627	N/A	First tranche lapsed on 9/2/06; additional 121 shares withheld on 9/2/07; balance deferred until 12 months after separation
08/15/06	08/15/13	Non-Qualified	46,612	$66.34	46,612	11,653	16,307	27,960	0	18,652	11/30/07 to 08/15/13
08/15/06	08/15/13	Restricted	6,659	$0.00	4,440	0	2,389	2,389	2,219	2,051	N/A	First tranche lapsed on 8/15/07
11/15/06	11/15/13	Non-Qualified	35,000	$63.52	35,000	8,750	9,859	18,609	0	16,391	11/30/07 to 11/15/13
11/15/06	11/15/13	Restricted	5,000	$0.00	5,000	1,666	1,445	3,111	0	1,889	N/A
11/15/06	11/15/13	Restricted	30,000	$0.00	30,000	0	30,000	30,000	0	0	N/A	Deferred until 6 months after separation
11/15/06	11/15/13	Restricted	5,000	$0.00	5,000	0	5,000	5,000	0	0	N/A
08/15/07	08/15/14	Non-Qualified	53,665	$67.26	53,665	0	9,594	9,594	0	44,071	11/30/07 to 8/15/14
08/15/07	08/15/14	Restricted	12,489	$0.00	12,489	0	2,232	2,232	0	10,257	N/A

Exhibit A

RELEASE

In exchange for the covenants, promises and other consideration set forth in the letter agreement dated October 31, 2007 (the “Letter Agreement”), Mark Parrish (hereinafter “Executive”) for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge Cardinal Health, Inc. (the “Company”), its subsidiaries and affiliates and their respective current and former shareholders, subsidiaries, parents, affiliates, divisions, trustees, partners, agents, directors, officers and employees, including, without limitation, all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its subsidiaries and affiliates, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), national origin, religion, disability, or any other unlawful criterion or circumstances, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof.

Exclusions from Release. Anything herein to the contrary notwithstanding, nothing herein shall release the Company from any claims or damages based on (A) any right or claim that arises after the date hereof, (B) any right the Executive may have under the Offer Letter, dated November 8, 2006, (“Offer Letter”), the Letter Agreement, or any applicable equity or benefit plan, policy, program or other agreement or arrangement with the Company, including Executive’s outstanding equity agreements, or (C) the Executive’s rights to indemnification under the Company’s Code of Regulations and the indemnity agreement between the Company and the Executive. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

ADEA Rights. The Executive acknowledges that: (A) this entire Release is written in a manner calculated to be understood by him; (B) he has been advised to consult with an attorney before executing this Release; (C) he was given a period of twenty-one days within which to consider this Release; and (D) to the extent he executes this Release before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release during a period of seven days following the date hereof, and this Release shall not become effective, and no money shall be paid under the Letter Agreement, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date of execution below. In order to revoke this Release, the Executive shall deliver to the Company’s Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release and the Letter Agreement shall be null and void and of no further force or effect.

Date:
Mark Parrish